EX-99.1

Press Release

EMCORE RECEIVES PRELIMINARY EARN-OUT STATEMENT FROM VEECO

SOMERSET, New Jersey, February 17, 2005 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets, announced today that it has received a preliminary statement of 2004 TurboDisc Net Sales from Veeco Instruments Inc. (NASDAQ: VECO) in connection with the earn-out from the November 2003 sale of the capital equipment business (TurboDisc) to Veeco.

In November 2003, EMCORE sold its TurboDisc capital equipment business to Veeco in a transaction that is valued at up to $80.0 million.  The selling price was $60.0 million in cash at closing, with an additional aggregate maximum payout of $20.0 million over the next two years.  EMCORE will receive in cash or stock 50% of all revenues from the TurboDisc business that exceed $40.0 million in each of the next two years, beginning January 1, 2004.

EMCORE had been expecting a 2004 earn-out (payable in the first quarter of 2005) of between $15 and $17 million based on Veeco’s prior public statements.  In its 10-Q for the quarter ended September 30, 2004, which was filed with the Securities and Exchange Commission, Veeco stated, “the Company expects to pay a substantial portion ($15.0 million to $18.0 million) of the amount potentially payable to Emcore during the first quarter of 2005, based on revenues achieved through September 30, 2004 and projections for the fourth quarter of 2004.”  Elsewhere in the same filing, Veeco added, “Epitaxial process equipment sales were up $44.6 million, or 184.9%, due to $51.9 million of TurboDisc sales….”

On February 11, 2005, Veeco issued a press release postponing its earnings release for the quarter and year ended December 31, 2004 “pending completion of an internal investigation of improper accounting.”

On February 15, 2005, Veeco submitted to Emcore a preliminary earn-out statement of 2004 TurboDisc Net Sales, subject to change based on the outcome of their investigation and completion of their year end audit.  In its letter, Veeco stated, “[o]ur current best estimate is that 2004 Net Sales will be $64.9 million. However, transactions totaling $6.5 million of such sales are currently under review….”  Confirmation of TurboDisc Net Sales being $64.9 million would result in a first earn-out payment to EMCORE of $12.5 million.  The Asset Purchase Agreement requires that Veeco submit a final statement of 2004 TurboDisc Net Sales no later than February 15, 2005, which has not yet been received.  EMCORE has the right to review and have audited Veeco’s statement of TurboDisc Net Sales.

Commenting on Veeco’s accounting investigation and its impact on the expected earn-out, Thomas G. Werthan, EMCORE’s Chief Financial Officer, stated, “We are surprised and disappointed that the first earn-out payment may be less than we expected and previously announced. However, based on Veeco’s comments regarding their outlook for 2005, we still expect that EMCORE will receive the balance of the earn-out in 2006.”

Mr. Werthan continued, “This transaction was an asset deal that closed over fifteen months ago. Any potential changes to Veeco’s 2004 financial results relate to events after the sale to Veeco. The revenue recognition and other accounting issues at Veeco’s TurboDisc division are a purely internal matter for Veeco.”

Reuben F. Richards, Jr., President and CEO of EMCORE, added, “While Veeco’s accounting problems are regrettable, we are working with Veeco to obtain a final statement of TurboDisc Net Sales and close-out the first earn-out payment as quickly as possible.”

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders in the transport of voice, data, and video over copper, hybrid fiber/coax (HFC), fiber, satellite, and wireless networks. EMCORE's solutions include: optical components and subsystems for fiber-to-the-premise, cable television, and high speed data and telecommunications networks; solar cells, solar panels, and fiber optic ground station links for global satellite communications; and electronic materials for high bandwidth wireless communications systems, such as Wi-Fi Internet access and cell phones. Through its joint venture participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation High-Brightness LED technology for use in the general and specialty illumination markets. For further information about EMCORE, visit http://www.emcore.com.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. These forward-looking statements include, without limitation, (a) any statements or implications regarding EMCORE's ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE's financial performance, (ii) EMCORE's continued leadership in technology and manufacturing in its markets, and (iii) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in current or future periods, including, without limitation, with respect to the timing or amount of anticipated earn-out payments from Veeco. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) EMCORE's cost reduction efforts may not be successful in achieving their expected benefits, or may negatively impact EMCORE's operations; (b) reduced revenues resulting from the TurboDisc sale; (c) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors and (d) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

CONTACT:

EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

or

TTC Group
Victor Allgeier
(212) 227-0997
info@ttcominc.com